Exhibit 10.2

EXECUTION VERSION

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AGREEMENT dated for reference the 29th day of September, 2015.

BETWEEN:

MERCER INTERNATIONAL INC., a company organized under the laws of the State of Washington and having an office at Suite 1120, 700 West Pender Street, Vancouver, British Columbia, V6C 1G8

(hereinafter referred to as the “Corporation”)

OF THE FIRST PART

AND:

DAVID M. GANDOSSI, Businessman

(hereinafter referred to as the “Executive”)

OF THE SECOND PART

WHEREAS:

A.

The Executive was initially employed by the Corporation as its Chief Financial Officer, Executive Vice-President, Finance, and Secretary, pursuant to the Prior Agreement which was amended by the Amendment in connection with the Executive’s appointment as Chief Executive Officer, President and Director of the Corporation on the Effective Date; and

B.	The parties wish to formally amend and restate the Prior Agreement, including the Amendment, upon the terms and conditions herein.

NOW THEREFORE in consideration of the premises hereof and of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereby covenant and agree as follows:

ARTICLE I

RECITALS

1.1.	Recitals. The parties hereby represent and warrant that the above recitals are true and correct.

ARTICLE II

INTERPRETATION

2.1	Headings. The headings of the Articles, Sections and subsections herein are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

2.2	Definitions. For the purposes of this Agreement, the following terms shall have the following meanings, respectively:

(a)	“Accrued Benefits” has the meaning ascribed to such term in subsection 4.1(b)(iv) hereof;

(b)	“Agreement” means this Amended and Restated Employment Agreement and all schedules and amendments hereto;

(c)	“Amendment” means the letter agreement amending the Prior Agreement made between the Corporation and the Executive dated July 17, 2015;

(d)	“Annual Bonus” has the meaning ascribed to such term in Section 3.6(a) hereof;

(e)	“Base Salary” has the meaning ascribed to such term in Section 3.6(a) hereof;

(f)	“Board” means the board of directors of the Corporation;

(g)	“Change of Control” means the occurrence of any of the following events:

(i)

The receipt by the Corporation of a Schedule 13D or other statement filed under Section 13(d) of the Exchange Act indicating that any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act): (a) has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 50% of the Common Shares; or (b) has sole and/or shared voting, or dispositive, power over more than 50% of the Common Shares;

(ii)

A change in the composition of the Board occurring within a two-year period prior to such change, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” shall mean Directors who are either: (a) Directors of the Corporation as of the Effective Date; or (b) elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors who had been Directors two (2) years prior to such change and who were still in office at the time of such election or nomination;

(iii)

The solicitation of a dissident proxy, or any proxy not approved by the Incumbent Directors, the purpose of which is to change the composition of the Board with the result, or potential result, that fewer than a majority of the Directors will be Incumbent Directors;

(iv)

The consummation of a merger, amalgamation or consolidation of the Corporation with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, amalgamation, consolidation or reorganization are owned by persons who were not stockholders of the Corporation immediately prior to such merger, amalgamation, consolidation or reorganization;

(v)

The commencement by an entity, person or group (other than the Corporation or a wholly owned subsidiary of the Corporation) of a tender offer, an exchange offer or any other offer or bid for more than 20% of the Common Shares;

(vi)	The consummation of a sale, transfer or disposition by the Corporation of all or substantially all of the assets of the Corporation;

(vii)

The commencement of any proceeding by or against the Corporation seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of the Corporation or its debts, under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or for the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property; or

(viii)	The approval by the shareholders of the Corporation of a plan of complete liquidation or dissolution of the Corporation.

In the case of the occurrence of any of the events set forth in subsection 2.2.(g)(vii), a Change of Control shall be deemed to occur immediately prior to the occurrence of any such events. An event shall not constitute a Change of Control if its sole purpose is to change the jurisdiction of the Corporation’s organization or to create a holding company, partnership or trust that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately before such event. Additionally, a Change of Control will not be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group that consummates the Change of Control event;

(h)	“Common Shares” means the issued and outstanding voting common shares of the Corporation;

(i)	“Competing Business” has the meaning ascribed thereto in subsection 6.1(a) hereof;

(j)	“Confidential Information” has the meaning ascribed thereto in subsection 5.1(a) hereof;

(k)	“Date of Termination” means the date of termination of the Executive’s employment with the Corporation;

(l)	“Directors” means the directors of the Corporation and “Director” means any one of them;

(m)

“Disability” shall mean the Executive’s failure to substantially perform his material duties for the Corporation on a full-time basis for twelve (12) consecutive months, or for an aggregate of twelve (12) months within any consecutive twenty-four (24) month period, as a result of physical or mental incapacity; provided, however, in the event the Corporation temporarily replaces the Executive, or transfers the Executive’s duties or responsibilities to another individual on account of the Executive’s inability to perform such duties due to physical or mental incapacity which is, or is reasonably expected to become, a Disability, then the Executive’s employment shall not be deemed terminated by the Corporation and the Executive shall not be able to resign with Good Reason as a result thereof;

(n)	“Disability Termination” has the meaning ascribed thereto in Section 4.1 hereof;

(o)	“Effective Date” means July 20, 2015;

(p)

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended, modified or restated and any successor or replacement thereto;

(q)	“Good Reason” means, without the written consent of the Executive, the occurrence of any of the following events:

(i)

Any material reduction or diminution (except temporarily during any period of physical or mental incapacity or disability of the Executive) in the Executive’s titles, status or positions, any material reduction or diminution in the Executive’s authority, duties or responsibilities with the Corporation (including any position or duties as a Director of the Corporation and the failure to re-elect the Executive as a Director and to the Board);

(ii)

A breach by the Corporation of any material provision of this Agreement, including, but not limited to, a breach of the obligations of the Corporation under Sections 3.6, 7.1 and 8.10 (other than a reduction in the Executive’s Base Salary that does not exceed an aggregate of ten percent (10%) of the Executive’s then current Base Salary and which reduction applies, in equal percentages, to all senior officers of the Corporation) or any failure to timely pay any part of the Executive’s compensation hereunder, including, without limitation, the Executive’s Base Salary, Annual Bonus and any other bonuses payable to him or to materially provide, in the aggregate, the level of benefits contemplated herein;

(iii)

The failure of the Corporation to obtain and deliver to the Executive a written agreement, in the form satisfactory to the Executive acting reasonably, to be entered into with any successor, assignee or transferee of the Corporation to assume and agree to perform this Agreement in accordance with Section 8.12 hereof, other than in the case of a Permitted Assignment;

(iv)

Any failure by or of the Corporation to continue in effect any benefit, bonus, profit sharing, incentive, remuneration, compensation, stock ownership, stock purchase, stock option, life insurance, disability, pension or retirement plans in which the Executive is participating or entitled to participate, or the Corporation takes, or fails to take, any action that materially adversely affects the Executive’s participation in, or reduces his rights or benefits, under or pursuant to such plans, or the Corporation fails to increase or improve such rights or benefits on a basis consistent with practices in effect prior to such failure, or with practices implemented subsequent to a Change of Control, with respect to senior officers of the Corporation;

(v)

Any failure by the Corporation to provide the Executive with the number of paid vacation days to which he is entitled, as set forth herein, or the Corporation failing to increase such paid vacation days on a basis consistent with practices in effect prior to such failure, or with practices implemented subsequent to a Change of Control, with respect to the senior officers of the Corporation; or

(vi)

The Corporation taking any action to deprive the Executive of any material fringe benefit enjoyed by him immediately prior to such deprivation or the Corporation failing to increase or improve such material fringe benefits on a basis consistent with practices in effect prior to such deprivation, or with practices implemented subsequent to a Change of Control, with respect to senior officers of the Corporation, provided that “Good Reason” shall only be deemed to have occurred if, no later than thirty (30) days following the initial existence of the circumstances providing grounds for termination for Good Reason, the Executive provides a written notice to the Corporation containing reasonable details of such circumstances and within thirty (30) days following the delivery of such notice to the Corporation, the Corporation has failed to cure such circumstances;

(r)	“Incumbent Directors” has the meaning ascribed thereto in Section 2.2(g)(ii);

(s)	“Incentive Plan” means the 2010 Stock Incentive Plan of the Corporation, as the same may be amended, modified or restated and any replacement or successor thereto;

(t)	“Indemnification Amounts” has the meaning ascribed thereto in Section 7.1 hereof;

(u)	“Intellectual Property Rights” has the meaning ascribed thereto in Section 5.6 hereof;

(v)	“Inventions” has the meaning ascribed thereto in Section 5.5 hereof;

(w)	“Just Cause” means the occurrence of any of the following events:

(i)

Serious misconduct or disloyalty of the Executive directly related to the performance of his duties for the Corporation which results from a willful act or omission or from gross negligence and which is materially injurious to the operations, financial condition or business reputation of the Corporation;

(ii)	Failure by the Executive to comply with any valid and legal directive of the Board;

(iii)

Willful and continued failure by the Executive to substantially perform his duties under this Agreement (other than any such failure resulting from his incapacity due to physical or mental disability or impairment);

(iv)	The Executive’s embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with the Corporation;

(v)	The Executive’s engagement in dishonesty, illegal conduct or misconduct, which is, in each case, injurious to the Corporation or its affiliates;

(vi)	Any other material breach of this Agreement by the Executive; or

(vii)	Any event or circumstance that would constitute just cause for termination of employment without reasonable notice at law.

For purposes of this Agreement, no act, or failure to act, by the Executive shall be “willful” unless it is done, or omitted to be done, in bad faith and without a reasonable belief that the act or omission was in the best interests of the Corporation;

(x)

“Permitted Assignment” means an assignment by the Corporation of the rights and obligations of the Corporation contained in this Agreement to a wholly-owned subsidiary of the Corporation resident in Canada, provided that the Corporation is not, as a result of such assignment, relieved of its liabilities, obligations and duties under this Agreement;

(y)

“Prime Rate” means the rate of interest expressed as a rate per annum that the Royal Bank of Canada, at its main branch in Vancouver, British Columbia, establishes and announces from time to time as the reference rate of interest that it will charge for Canadian dollar demand loans to its customers in Canada and which it refers to as its “prime rate”;

(z)	“Prior Agreement” means the employment agreement between the Corporation and the Executive dated August 7, 2003;

(aa)	“Proceeding” has the meaning ascribed thereto in Section 7.1 hereof; and

(bb)	“Prorated Bonus” has the meaning ascribed to such term in subsection 4.1(c) hereof.

ARTICLE III

TERMS AND CONDITIONS OF EMPLOYMENT

3.1

Employment. As of the Effective Date, the Corporation engages the Executive as its Chief Executive Officer and President, and the Executive hereby accepts such employment by the Corporation, all upon and subject to the terms and conditions of this Agreement. The Executive agrees to serve, at no additional remuneration, in such other executive capacities and to assume such responsibilities and perform such duties consonant with his position as an executive of the Corporation as the Board may require and assign to him from time to time, including with subsidiaries of the Corporation.

3.2

Duties and Functions. The Executive shall be responsible to and shall report to the Board. Subject to the overall control, direction and policies of the Board, the Executive shall be responsible for the general supervision, management, organization, administration and operation of the Corporation and its subsidiaries in the ordinary course of business and shall have all powers necessary to carry out his responsibilities. The Executive shall work cooperatively with the Executive Chairman of the Corporation to develop and implement the strategic goals of the Corporation and shall be primarily responsible for the execution of the strategy. The Corporation expects the Executive to produce timely and good quality work, acting in a competent, trustworthy and loyal manner. The Executive agrees to carry out, using his reasonable best efforts and in a manner that will promote the interests of the business of the Corporation, such duties and functions as the Board may request from time to time, including such specific duties and functions as may be prescribed by the Board in the Corporation’s Corporate Governance Guidelines (as amended from time to time), under the section “Terms of Reference for the Chief Executive Officer of the Company”, a current copy of which is attached as Schedule “A” hereto.

3.3	Orders of Board. The Executive shall always act in accordance with any reasonable decision of and obey and carry out all lawful and reasonable orders given to him by the Board.

3.4

Time and Energy. Unless prevented by ill health, or physical or mental disability or impairment, the Executive shall, during the term hereof, devote substantially all of his business time, care and attention to the business of the Corporation in order to properly discharge his duties hereunder.

3.5

Faithful Service and Conflict of Interest. The Executive shall well and faithfully serve the Corporation and use his reasonable efforts to promote the interests thereof and shall not use for his own purposes, or for any purposes other than those of the Corporation, any non-public information he may acquire with respect to the business, affairs and operations of the Corporation. The Executive will refrain from any situation in which the Executive’s personal interests conflict, or may appear to conflict, with the Executive’s duties with the Corporation. The Executive acknowledges that in case of any doubt in this respect, the Executive will inform the Board and obtain written authorization.

3.6	Compensation. During the term of this Agreement, and any extension thereof, the Corporation shall pay and provide the Executive the following:

(a)

Annual Cash Compensation. As compensation for his services to the Corporation, the Executive shall receive a base salary (the “Base Salary”) and in addition to the Base Salary shall be eligible to receive in respect of each calendar year (or portion thereof) additional variable cash compensation, in an amount determined in accordance with any bonus, profit sharing or short term incentive compensation program which may be established by the Board either for the Executive or for senior officers of the Corporation (the “Annual Bonus”). Effective July 1, 2015, the Executive’s annualized Base Salary shall be $590,000. During the term of this Agreement, the Board shall review the Executive’s Base Salary and Annual Bonus then in effect at least annually to ensure that such amounts are generally competitive with awards granted to similarly situated executives of publicly held companies comparable to the Corporation and shall increase such amounts as the Board may approve. The Board shall not reduce the Executive’s Base Salary except as set forth herein. The Board may reduce the Executive’s Base Salary, provided such reduction in the Executive’s Base Salary does not exceed an aggregate total of ten percent (10%) of the Executive’s Base Salary in effect as of the Effective Date and which reduction applies, in equal percentages, to all senior officers of the Corporation. The Executive’s Base Salary and Annual Bonus shall be payable in accordance with the Corporation’s normal payroll practices, as applicable, and shall be subject to deductions in respect of statutory remittances, including, without limitation, deductions for income tax, pension plan premiums and employment insurance premiums.

(b)

Incentive Plan. The Executive shall be entitled to participate in the Incentive Plan in accordance with the terms thereof as in effect from time to time. The Corporation agrees, in each fiscal year, to grant to the Executive awards under the Incentive Plan in such amount annually as determined by the Board based on the Executive’s Base Salary and Annual Bonus in such year, before deduction for income tax, pension plan premiums, employment insurance premiums and other statutory remittances.

(c)

Employee Benefits. The Executive shall, to the extent eligible, be entitled to participate at a level commensurate with his position in all of the Corporation’s employee benefit, welfare and retirement plans and programs, as well as equity plans, employee incentive plans and bonus plans, provided by the Corporation to its senior officers in accordance with the terms thereof as in effect from time to time.

(d)	Automobile. The Executive shall be entitled to the lease and use of an automobile pursuant to the Corporation’s policy on automobiles for executives as may be in effect from time to time.

(e)

Perquisites. The Corporation shall provide the Executive, at the Corporation’s cost, with all perquisites which other senior officers of the Corporation are entitled to receive and such other perquisites which are suitable to the character of the Executive’s position with the Corporation and adequate for the performance of his duties hereunder. To the extent legally permissible under applicable laws, the Corporation shall not treat such amounts as income to the Executive.

(f)

Business and Entertainment Expenses. Upon submission of appropriate documentation in accordance with its policies in effect from time to time, the Corporation shall pay or reimburse the Executive for all business expenses which the Executive incurs in the performance of his duties under this Agreement, including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies in which the Executive participates in accordance with the Corporation’s policies in effect from time to time.

(g)	Vacation. The Executive is entitled to twenty (20) business days of paid vacation per year, prorated for any partial year of employment.

3.7

Term. Subject to the terms of Article IV hereof, this Agreement shall remain in effect for a period of thirty-six (36) months from the Effective Date. In the event that the Corporation does not deliver written notice to the Executive, not later than twelve (12) months prior to the expiration of the original term, that the Corporation does not wish to renew this Agreement, the term hereof shall renew automatically for an additional period of twelve (12) months from the expiration of the original term. Thereafter, it shall automatically renew for successive periods of 12 months unless the Corporation provides written notice to the Executive that it does not wish to renew the term of this Agreement at least 360 days prior to the expiry of the applicable term hereof.

3.8

Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Corporation which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Corporation and pursuant to any such law, government regulation or stock exchange listing requirement).

3.9	Amounts Payable considered Debt. All amounts payable by the Corporation under this Agreement shall constitute a debt owing by the Corporation to the Executive.

ARTICLE IV

OBLIGATIONS OF THE CORPORATION UPON TERMINATION

4.1

Death or Disability. The Corporation may terminate the Executive’s employment in the event the Executive has been unable to perform his material duties hereunder because of Disability by giving the Executive notice of such termination while such Disability continues (a “Disability Termination”). The Executive’s employment shall automatically terminate on the Executive’s death. In the event the Executive’s employment with the Corporation terminates during the term of this Agreement by reason of the Executive’s death or as a result of a Disability Termination, then upon and immediately effective the Date of Termination:

(a)

the Executive shall be fully and immediately vested in the unvested options or equity awards granted by the Corporation to the Executive, that are unvested on the Date of Termination so that such options and equity awards are fully and immediately exercisable by the Executive;

(b)	the Corporation shall promptly pay and provide the Executive (or in the event of the Executive’s death, the Executive’s estate):

(i)	any unpaid Base Salary and any outstanding and accrued regular and special vacation pay through the Date of Termination;

(ii)	any unpaid Annual Bonus and other bonuses accrued with respect to the fiscal year ending on or preceding the Date of Termination;

(iii)	reimbursement for any unreimbursed expenses incurred through to the Date of Termination;

(iv)

all other payments, benefits or fringe benefits to which the Executive may be entitled subject to and in accordance with the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant, and amounts which may become due under this Agreement (the payments referred to herein in subsections 4.1(b)(i) to 4.1(b)(iv) shall, collectively, be referred to as “Accrued Benefits”); and

(v)	any unpaid amounts payable under the Incentive Plan with respect to the fiscal year ending on or preceding the Date of Termination; and

(c)

the Corporation shall pay to the Executive (or in the event of the Executive’s death, the Executive’s estate) at the time other senior executives are paid under any cash bonus or long term incentive plan, a pro rata Annual Bonus equal to the amount the Executive would have received if his employment continued (without any discretionary cutback) multiplied by a fraction where the numerator is the number of days in each respective bonus period prior to the Executive’s termination and the denominator is the number of days in the bonus period (the “Prorated Bonus”).

4.2

Termination for Just Cause. The Corporation may immediately terminate this Agreement and the Executive’s employment with the Corporation for Just Cause at any time, without notice or pay in lieu of notice of any other form of compensation, severance pay or damages. In the event that the Executive’s employment with the Corporation is terminated during the term of this Agreement by the Corporation for Just Cause, the Executive shall not be entitled to any additional payments or benefits hereunder (including, without limitation, any payments under the Incentive Plan), other than the Accrued Benefits (including, but not limited to, any then vested options or equity grants granted by the Corporation to the Executive) and the Prorated Bonus which the Corporation shall pay or provide to the Executive immediately upon the Date of Termination.

4.3

Voluntary Termination for Good Reason; Involuntary Termination Other Than for Just Cause. The Executive may terminate his employment with the Corporation for Good Reason at any time within one hundred eighty (180) days after the occurrence of the Good Reason event by written notice to the Corporation. If the Executive does not terminate his employment for Good Reason within one hundred eighty (180) days after initial occurrence of the Good Reason event, then the Executive shall be deemed to have waived his right to terminate for Good Reason with respect to such event. If the Executive’s employment with the Corporation is voluntarily terminated by the Executive for “Good Reason” or is involuntarily terminated by the Corporation other than for “Just Cause”, then the Corporation shall pay or provide the Executive with the following:

(a)	any Accrued Benefits;

(b)	any unpaid amounts payable under the Incentive Plan with respect to the fiscal year ending on or preceding the Date of Termination;

(c)

subject to (d) below, a severance amount equal to one and a half (1.5) times the sum of: (A) the Executive’s then Base Salary; and (B) the higher of (x) the Executive’s then current Annual Bonus, (y) the highest variable pay and incentive bonus received by the Executive from the Corporation for the three (3) fiscal years last ending prior to such termination and (z) the amount equal to 50% of the Executive’s then current Base Salary, which severance amount is payable in substantially equal installments over eighteen (18) months in accordance with the Corporation’s standard payroll practice; provided, however, that in the event of a Change of Control following such termination, the unpaid portion of such severance amount, if any, shall be paid to the Executive in full in a single lump sum cash payment immediately following such Change of Control;

(d)

if such termination occurs in contemplation of, at the time of, or within twelve (12) months after a Change of Control, the Executive shall instead be entitled to a lump sum cash payment immediately following such termination equal to three (3) times the sum of: (A) the Executive’s then Base Salary; and (B) the higher of (x) the Executive’s then current Annual Bonus, (y) the highest variable pay and annual incentive bonus received by the Executive for the three (3) fiscal years last ending prior to such termination and (z) the amount equal to 50% of the Executive’s then current Base Salary; and

(e)

the Executive shall be fully and immediately vested in the unvested options or equity awards granted by the Corporation to the Executive so that such options and equity awards are fully and immediately exercisable by the Executive.

For greater certainty, if such termination occurs in contemplation of, at the time of, or within twelve (12) months after a Change of Control, the Executive shall be entitled to the payments set out in Subsection 4.3(d) hereof and will not be entitled to any payments or other amounts under Subsection 4.3(c) hereof and any amounts paid by the Corporation to the Executive pursuant to Subsection 4.3(c) shall be setoff from and credited as payments made by the Corporation to the Executive pursuant to Subsection 4.3(d) hereof.

4.4

Without Good Reason. The Executive may terminate his employment at any time without Good Reason by written notice to the Corporation. In the event that the Executive’s employment with the Corporation is terminated during the term of this Agreement by the Executive without Good Reason, the Executive shall not be entitled to any additional payments or benefits hereunder (including, without limitation, any payments under the Incentive Plan), other than Accrued Benefits (including, but not limited to, any then vested options or equity grants granted by the Corporation to the Executive) and the Prorated Bonus which the Corporation shall pay or provide to the Executive immediately upon the Date of Termination.

4.5	Mitigation and Offset. In the event of the termination of the Executive’s employment under this Agreement;

(a)

The Executive shall be under no obligation to seek other employment or otherwise mitigate the value of any compensation or benefits contemplated by this Agreement, nor shall any such compensation or benefits be reduced in any respect in the event that the Executive shall secure, or shall not reasonably pursue, alternative employment or earnings or benefits that the Executive may receive from any other source; and

(b)

Except as otherwise set forth herein, the amounts payable by the Corporation hereunder shall not be subject to setoff, offset, counterclaim, recoupment, defence or other right which the Corporation may have against the Executive or others.

4.6

Change of Control Vesting Acceleration. In the event of a “Change of Control”, immediately effective the date of such Change of Control, the Executive shall be fully and immediately vested in the unvested options or equity awards granted by the Corporation to the Executive, that are unvested on the Date of Termination so that such options and equity awards are fully and immediately exercisable by the Executive.

ARTICLE V

CONFIDENTIALITY AND OWNERSHIP OF INTELLECTUAL PROPERTY

5.1	The Executive acknowledges and agrees that:

(a)

the Executive may, during the course of his employment with the Corporation, acquire information which is confidential in nature or of great value to the Corporation and its subsidiaries, including, without limitation, matters or subjects concerning corporate assets, cost and pricing data, customer listings, financial reports, formulae, inventions, know-how, marketing strategies, products or devices, profit plans, research and development projects and findings, computer programs, suppliers and trade secrets, whether in the form of records, files, correspondence, notes, data, information or any other form, including copies or excerpts thereof (collectively, the “Confidential Information”), the disclosure of any of which to competitors, customers, clients or suppliers of the Corporation, unauthorized personnel of the Corporation or to third parties would be highly detrimental to the best interests of the Corporation; and

(b)	the right to maintain the confidentiality of Confidential Information, and the right to preserve the Corporation’s goodwill, constitute proprietary rights which the Corporation is entitled to protect.

5.2	The Executive shall, while employed with the Corporation and at all times thereafter:

(a)	hold all Confidential Information that the Executive receives in trust for the sole benefit of the Corporation and in strictest confidence;

(b)

protect all Confidential Information from disclosure and shall not take any action that could reasonably be expected to result in any Confidential Information losing its character as Confidential Information and shall take all lawful action necessary to prevent any Confidential Information from losing its status as Confidential Information; and

(c)

neither, except as required in the course of performing duties and responsibilities under this Agreement, directly or indirectly use, publish, disseminate or otherwise disclose any Confidential Information to any unauthorized personnel of the Corporation or to any third party nor use Confidential Information for any purpose other than the purposes of the Corporation without the prior written consent of the Corporation, which consent may be withheld in the Corporation’s sole and absolute discretion.

5.3

The restrictions on the Executive’s use or disclosure of all Confidential Information, as set forth in this Article 5, shall continue following the expiration or termination of the Executive’s employment with the Corporation regardless of the reasons for or manner of such termination.

5.4

Notwithstanding Section 5.2, the Executive may, if and solely to the extent required by lawful subpoena or other lawful process, disclose Confidential Information but, to the extent possible, shall first notify the Corporation of each such requirement so that the Corporation may seek an appropriate protective order or waive compliance with the provisions of this Agreement. The Executive shall co-operate fully with the Corporation at the expense of the Corporation in seeking any such protective order.

5.5	Inventions. In this Agreement, “Inventions” means, collectively, all

(a)

discoveries, inventions, ideas, suggestions, reports, documents, designs, technology, methodologies, compilations, concepts, procedures, processes, products, protocols, treatments, methods, tests, improvements, work product and computer programs (including all source code, object code, compilers, libraries and developer tools, and any manuals, descriptions, data files, resource files and other such materials relating thereto) and

(b)	each and every part of the foregoing

that are conceived, developed, reduced to practice or otherwise made by the Executive either alone or with others or, in any way, relate to the present or proposed programs, services, products or business of the Corporation or to tasks assigned to the Executive in connection with the Executive’s duties or in connection with any research or development carried on or planned by the Corporation, whether or not such Inventions are conceived, developed, reduced to practice or otherwise made during the Executive’s employment or during regular working hours and whether or not the Executive is specifically instructed to conceive, develop, reduce to practice or otherwise make same.

5.6

Exclusive Property. The Executive agrees that all Inventions, and any and all services and products which embody, emulate or employ any such Invention, shall be the sole property of the Corporation and all copyrights, patents, patent rights, trademarks, service marks, reproduction rights and all other proprietary title, rights and interest in and to each such Invention, whether or not registrable (collectively, the “Intellectual Property Rights”), shall belong exclusively to the Corporation.

5.7

Work for Hire. For purposes of all applicable copyright laws to the extent, if any, that such laws are applicable to any such Invention or any such service or product, it shall be considered a work made for hire and the Corporation shall be considered the author thereof.

5.8	Disclosure. The Executive will promptly disclose to the Corporation, or any persons designated by it, all Inventions and all such services or products.

5.9

Assignment. The Executive hereby assigns and further agrees to, from time to time as such Inventions arise, assign to the Corporation or its nominee (or their respective successors or assigns) all of the Executive’s right, title and interest in and to the Inventions and the Intellectual Property Rights without further payment by the Corporation.

5.10

Moral Rights. The Executive hereby waives and further agrees to, from time to time as such Inventions arise, waive for the benefit of the Corporation and its successors or assigns all the Executive’s moral rights in respect of the Inventions.

5.11

Further Assistance. The Executive agrees to assist the Corporation in every proper way (but at the Corporation’s expense) to obtain and, from time to time, enforce the Intellectual Property Rights in and to the Inventions in any and all countries, and to that end will execute all documents for use in applying for, obtaining and enforcing the Intellectual Property Rights in and to such Inventions as the Corporation may desire, together with any assignments of such Inventions to the Corporation or persons designated by it. The Executive’s obligation to assist the Corporation in obtaining and enforcing such Intellectual Property Rights in any and all countries shall continue beyond the termination of this Agreement.

5.12

Representations and Warranties. The Executive hereby represents and warrants that the Executive is subject to no contractual or other restriction or obligation that will in any manner limit the Executive’s obligations under this Agreement or activities on behalf of the Corporation. The Executive hereby represents and warrants to the Corporation that the Executive has no continuing obligations to any person (a) with respect to any previous invention, discovery or other item of intellectual property or (b) that require the Executive not to disclose the same.

ARTICLE VI

NON-COMPETITION, NON-SOLICITATION AND NON-DISPARAGEMENT

6.1	Non-Competition and Non-Solicitation.

(a)

In this Agreement, “Competing Business” means the business activity the same as or in direct competition with the Business carried on by the Corporation or its subsidiaries as of the date of the Executive’s termination of employment with the Corporation.

(b)

Provided that the Corporation is in material compliance with any payment obligations under Section 4.3, if any, the Executive covenants that for a period of three (3) months following the Date of Termination for any reason, including his resignation, the Executive will not do any of the following, directly or indirectly, whether individually or in conjunction with any other person or entity:

(i)	engage or participate in any Competing Business in Germany, Canada or the United States of America;

(ii)

become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in a Competing Business. Notwithstanding the foregoing, the Executive will not be in breach of this paragraph 6.1(b)(ii) by virtue of the Executive holding, for portfolio purposes and as a passive investor, no more than five percent (5%) of the issued and outstanding shares of (or of any other interest in) any person, firm, corporation, association or other entity that is engaged in a Competing Business or, in the case of such passive equity interest exceeding 5%, if the Executive obtains prior written consent to acquire such equity interest from the Board;

(iii)

attempt to influence or solicit, any employee, consultant, supplier, contractor, agent, strategic partner, distributor, customer or other person to terminate or modify any written or oral agreement, arrangement or course of dealing with the Corporation or its subsidiaries; or

(iv)

solicit for employment, employ or retain (or arrange to have any other person or entity employ or retain) any person who is at such time employed or retained by the Corporation or its subsidiaries or has been employed or retained by the Corporation or its subsidiaries within the preceding twelve (12) months.

(c)

The Executive acknowledges that the Corporation competes on a worldwide basis and that the scope of the limitations in subsection 6.1(b) above, including the geographic limitation, are reasonable and necessary for the protection of the Corporation’s trade secrets, business interests, and other Confidential Information. The Executive confirms that the obligations in subsection 6.1(b) above are reasonably necessary for the protection of the Corporation and its shareholders and, given the Executive’s knowledge and experience, will not prevent the Executive from being gainfully employed.

(d)

Scope of Restrictions. In the event that any provision of this Section 6.1 shall be determined to be illegal, invalid or unenforceable for any reason whatsoever by any court of competent jurisdiction from which no appeal exists or is taken, it is agreed such illegality, invalidity or unenforceability shall not affect any other provision of such Section or this Agreement, and the remaining terms, covenants, restrictions or provisions in such Section and in this Agreement shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable. In the event that a court determines that the length of time, geographic area or the activities prohibited under this Agreement are too restrictive to be enforceable, the court may reduce the scope of the restriction to the extent necessary to make the restriction enforceable.

6.2

Non-Disparagement. The Executive undertakes and covenants that he will permanently refrain from directly or indirectly disclosing, expressing, publishing or broadcasting, or causing to be disclosed, expressed, published or broadcast, or otherwise disseminated or distributed in any manner, in his own name, anonymously, by pseudonym or by a third party, to any person whatsoever, any comments, statements or other communications, which a reasonable person would regard as reflecting adversely on the character, reputation or goodwill of the Corporation or any of its subsidiaries or any of its or their employees, officers, directors, investors, shareholders or agents, or which a reasonable person would regard as reflecting adversely on their publications, products, or services and, without limiting the generality of the foregoing, such statements shall not be made by means of oral communications, press releases, articles, letters, telephone calls, telephone messages, e-mail messages or in postings on the Internet on websites or to newsgroups or listservers.

ARTICLE VII

INDEMNIFICATION

7.1

Indemnification. The Corporation hereby covenants and agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative of any nature whatsoever (a “Proceeding”), by reason of, or as a result of, the fact that he is or was an officer, employee, Director or agent of the Corporation or is or was serving at the request of the Corporation as a trustee, director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as an officer, employee, Director or agent of the Corporation, the Executive shall be indemnified and held harmless by the Corporation to the fullest extent legally permitted or authorized by the Corporation’s constating documents or, if greater, by applicable federal, state or provincial legislation, against all costs, expenses, liability and losses of any nature whatsoever (including, without limitation, attorney’s fees, judgments, fines, interest, taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith (collectively, the “Indemnification Amounts”), and such indemnification shall continue as to the Executive even if he has ceased to be a officer, director, employee, trustee or agent of the Corporation or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators.

7.2

Standard of Conduct. Neither the failure of the Corporation or the Board to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under Section 7.1 hereof that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Corporation or the Board that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

ARTICLE VIII

GENERAL

8.1

Enforcement. The Executive acknowledges and agrees that the covenants and obligations under Articles V and VI are reasonable, necessary and fundamental to the protection of the Corporation’s business interests and the Executive acknowledges and agrees that any breach of these Articles by the Executive would result in irreparable harm to the Corporation and loss and damage to the Corporation for which the Corporation could not be adequately compensated by an award of monetary damages. Accordingly, the Executive agrees that, in the event the Executive violates any of the restrictions referred to in Articles V and VI, the Corporation shall suffer irreparable harm and shall be entitled to preliminary and permanent injunctive relief and any other remedies in law or in equity which the court deems fit.

8.2

Withholding. The Corporation shall have the right to withhold from any amount payable hereunder any federal, state, provincial and local taxes in order for the Corporation to satisfy any withholding tax or similar obligation it may have under any applicable law or regulation.

8.3

Resignation of Positions. The Executive agrees that, after termination of his employment with the Corporation, he will tender his resignation from any position he may hold as an officer, director, employee, trustee or agent of the Corporation or any of its affiliated or associated companies if so requested by the Board.

8.4

Post-Termination Reasonable Cooperation. The Executive agrees and covenants that, after termination of his employment with the Corporation, he shall, to the extent reasonably requested by the Corporation, cooperate in good faith with the Corporation to assist the Corporation in the pursuit or defence of (except if the Executive is adverse with respect to) any claim, administrative charge, or cause of action by or against the Corporation as to which the Executive, by virtue of his employment with the Corporation or service on the Board or any other position that the Executive held that was affiliated with or was held at the request of the Corporation or its affiliates, has relevant knowledge or information, including by acting as the Corporation’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum. The Corporation shall reimburse the Executive for his reasonable out-of-pocket expenses incurred in compliance with this Section 8.4, including any reasonable travel expenses and reasonable legal fees incurred by the Executive. The Corporation shall use reasonable business efforts to provide the Executive with reasonable advance written notice of its need for the Executive’s reasonable cooperation and shall attempt to coordinate with the Executive the time and place at which the Executive’s reasonable cooperation shall be provided with the goal of minimizing the impact of such reasonable cooperation on any other material pre-scheduled business commitment that the Executive may have. The Executive’s cooperation described in this Section 8.4 shall be subject to the satisfaction of the Corporation’s indemnification obligations provided under Article VII hereof and the maintenance of the Executive’s insurance coverage provided under Section 8.10 hereof.

8.5

Rights and Obligations Survive. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to preserve such rights and obligations. For greater certainty, notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that Sections 3.8, 3.9, 4.1, 4.2, 4.3, 4.5, 4.6, 5.1, 5.2, 5.3, 5.4, 5.6, 5.7, 5.9, 5.10, 5.11, 6.1, 6.2, 7.1, 8.5, 8.7, 8.8, 8.10, 8.15, 8.16, 8.18 and 8.23 shall survive the termination of the Executive’s employment with the Corporation and remain in full force and effect.

8.6

Beneficiaries. The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Corporation written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

8.7

Independent Legal Advice. The Executive hereby represents and warrants to the Corporation and acknowledges and agrees that he had the opportunity to seek, was not prevented nor discouraged by the Corporation from seeking and did obtain, independent legal advice prior to the execution and delivery of this Agreement.

8.8

Fair and Reasonable Provisions. The Corporation and Executive acknowledge and agree that the provisions of this Agreement regarding further payments of the Executive’s Base Salary, Annual Bonus and other bonuses, and the exercisability and vesting of the options or equity grants granted by the Corporation to the Executive, constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts the Executive might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

8.9

Lump Sum Payment. Except as otherwise specifically provided in this Agreement, the Corporation shall pay the Executive any lump sum payment due to him under this Agreement within ten (10) business days of the Date of Termination. Any payments due to the Executive under this Agreement that are not paid within such time shall accrue interest, compounded quarterly, on the total unpaid amount payable under this Agreement, such interest to be calculated at a rate equal to 2% in excess of the Prime Rate then in effect from time to time during the period of such non-payment.

8.10

Liability Insurance. The Corporation shall use its reasonable best efforts to obtain and continue coverage of the Executive under directors and officers liability insurance both during and, while potential liability exists, after the Executive’s employment with the Corporation in the same amount and to the same extent, if any, as the Corporation covers its other Directors and/or senior officers.

8.11	No Derogation of Rights. Nothing herein derogates from any rights the Executive may have under applicable law.

8.12

Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Corporation under this Agreement may be assigned or transferred by the Corporation except: (i) in the case of a Permitted Assignment; and (ii) such rights or obligations may be assigned or transferred pursuant to a merger, amalgamation, reorganization, continuance or consolidation in which the Corporation is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Corporation, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Corporation and such assignee or transferee assumes the liabilities, obligations and duties of the Corporation, as contained in this Agreement, either contractually or as a matter of law. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than: (a) his rights to compensation and benefits, in whole or in part, which may be transferred by the Executive to (i) a corporation owned or controlled by the Executive or members of the Executive’s family or (ii) a trust, the beneficiaries of which are the Executive or members of the Executive’s family; (b) to a corporation through which the Executive shall provide the services required of him hereunder; and (c) as provided in Section 8.6 hereof.

8.13

Authorization. The Corporation represents and warrants that it is fully authorized and empowered to enter into this Agreement and perform its obligations hereunder, which performance will not violate any agreement between the Corporation and any other person, firm or organization or breach any provisions of its constating documents or governing legislation.

8.14

Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Corporation. No waiver by either party hereto of any breach by the other party hereto of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Corporation, as the case may be.

8.15

Interpretation of Incentive Plan and Option Agreements. In the event of a conflict between, or inconsistency with, any, or any part, of the terms or provisions of this Agreement and the terms or provisions of the Incentive Plan and any agreements entered into pursuant thereto, the terms and provisions of this Agreement shall be deemed to govern, supersede, and take precedence over such inconsistent or conflicting terms and provisions contained in the Incentive Plan and any agreements entered into pursuant thereto.

8.16

Governing Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each of the parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Supreme Court of British Columbia, situate in Vancouver, British Columbia, with respect to any matters arising out of this Agreement.

8.17

Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given when sent in writing to the other party by hand delivery, registered letter, receipted commercial courier or electrically receipted facsimile transmission, acknowledged in like manner by the recipient, to the following addresses:

(a)	in the case of the Corporation:

Mercer International Inc.

Suite 1120, 700 West Pender Street

Vancouver, British Columbia, V6C 1G8

Facsimile: (604) 684 1094

(b)	in the case of the Executive:

to the last address of the Executive in the records of the Corporation and its subsidiaries or to such other address as the parties may from time to time specify by notice given in accordance herewith.

Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if delivered, or if mailed as aforesaid, upon the date shown on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

8.18

Severability. If any provision contained herein is determined to be void or unenforceable for any reason, in whole or in part, it shall not be deemed to affect or impair the validity of any other provision contained herein and the remaining provisions shall remain in full force and effect to the fullest extent permissible by law.

8.19

Entire Agreement. Other than the Officer’s Indemnity Agreement between the Executive and the Corporation dated August 7, 2003, this Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and amends, replaces and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto including, without limitation, the Prior Agreement and the Amendment. For greater certainty, notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that nothing contained herein is intended to modify, abridge, limit or affect any of the rights or obligations of the parties hereto contained in the aforementioned Officer’s Indemnity Agreement.

8.20	Currency. Unless otherwise specified herein all references to dollar or dollars are references to Canadian dollars.

8.21

Further Assurances. Each of the Executive and the Corporation will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents and things as the Executive or the Corporation may require for the purposes of giving effect to this Agreement.

8.22

Counterparts Execution. This Agreement may be executed in several parts in the same form, and by facsimile or other electronic form, and such parts as so executed shall together constitute one original document, and such parts, if more than one, shall be read together and construed as if all the signing parties had executed one copy of the said Agreement.

8.23

Affiliated Entities. The Executive acknowledges and agrees that all of the Executive’s covenants and obligations to the Corporation, as well as all of the rights of the Corporation under this Agreement, shall run in favour of and shall be enforceable by the subsidiaries and affiliates of the Corporation. The Executive acknowledges that notwithstanding references in this Agreement to subsidiaries and affiliates, this Agreement is between the Executive and the Corporation. The Executive shall have no right to enforce this Agreement against any party other than the Corporation unless this Agreement is assigned to any entity in accordance with Section 8.12.

[Signature page follows]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

MERCER INTERNATIONAL INC.

By:	/s/ Eric Lauritzen
Name:	Eric Lauritzen
Title:	Lead Director

SIGNED, SEALED and DELIVERED	)
by DAVID M. GANDOSSI	)
in the presence of:	)
)
/s/ Daniela Navarria	)	/s/ David M. Gandossi
Witness	)	DAVID M. GANDOSSI
602 – 8180 Lansdowne Rd.	)
Address	)
Richmond, B.C., V6X 0B1)
)
Executive Assistant	)
Occupation

[Signature Page to Amended and Restated Employment Agreement]

SCHEDULE A

TERMS OF REFERENCE FOR THE CHIEF EXECUTIVE OFFICER OF THE

CORPORATION

1.

Subject to the overall control, direction and policies of the Board, the chief executive officer (“CEO”) is responsible for the general supervision, management, organization, administration and operation of the Company and its subsidiaries in the ordinary course of business, and, subject to anything to the contrary herein, has all powers necessary to carry out his or her responsibilities. The CEO will work cooperatively with the Executive Chairman to develop and implement the strategic goals of the Company. The Executive Chairman will primarily act as a key driver of the development of the strategy and the CEO will be primarily responsible for the execution of the strategy.

Specifically, the CEO shall have the following duties, powers and authorities:

(i)	to make changes in the management organization of the Company as he or she shall consider appropriate and as shall be consistent with the policies established from time to time by the Board;

(ii)	to prescribe the duties and responsibilities of all officers and employees of the Company, other than the Executive Chairman and the Lead Director;

(iii)	to employ and discharge employees of the Company other than those whose appointments are made or confirmed by the Board;

(iv)	to recommend to the Board the employment or dismissal or change in office of any officer of the Company whose appointments are made or confirmed by the Board;

(v)	to suspend from duty an officer of the Company other than the Executive Chairman and to report to the Board on any such suspension;

(vi)	to delegate to the vice-presidents and department heads such power and authority to carry out their duties as he or she considers necessary or desirable;

(vii)	to submit to the Board:

(i)	annual capital and operating plans of the Company;

(ii)	longer term capital and operating plans of the Company;

(iii)	proposals for commitments, capital expenditures, mergers and acquisitions, disposition of assets and financing in excess of the limits of his or her authority;

(iv)	information involving major policy in respect of labour relations, major changes in pricing policies for the Company’s products and the openings or closing of any major facility; and

(v)	such other information and materials as the Board may require from time to time;

(viii)	to assist and work with the Executive Chairman to develop management strategies and business plans and ensure that such strategies and plans are appropriately represented to the Board;

(ix)

to assist and work with the Executive Chairman and other senior management of the Company to oversee and monitor the progress of the implementation of the Company’s management strategies and business plans;

(x)

to provide the Executive Chairman, the Lead Director and the Board with such information respecting the Company and its business and affairs as they may require for the due performance of their duties and functions;

(xi)	to plan and provide for management development and succession within the Company and to report at least annually thereon to the Board;

(xii)	to play an active role in marketing and obtaining new shareholders and maintaining and managing relations with current shareholders;

(xiii)

to act as a spokesman for the Company and work cooperatively with the Executive Chairman to maintain the Company’s relations with the securityholders, investment analysts, public, government and industry and arrange for the Company to be appropriately represented in its relations with other companies and individuals with which it is associated in joint ventures or by way of investment;

(xiv)	to ensure the Company is operating in the parameters of the law and appropriate ethical and moral standards;

(xv)

to ensure that the principal risks of the Company have been identified and systems have been put in place to manage these risks and to report to the Executive Chairman and the Board regarding the same;

(xvi)	to ensure the suitability and integrity of the Company’s internal control systems; and

(xvii)

to establish, in consultation with the Executive Chairman, the Board and/or appropriate Board committees, such policies and practice statements as may be necessary or desirable to facilitate the Company’s business.

1.1	These powers and authorities are subject to:

(i)	any requirement of law or the by-laws of the Company that any action must be taken by the Board of directors or by the security holders: and

A-2

(ii)	any specific limitation by the Board.

(iii)	the limitations in the following schedule:

Authority

Capital Expenditures and Leases:
In an approved plan	Full
Not planned	€3,000,000

Special Maintenance	€3,000,000

Property Purchases and Leases	€5,000,000

Acquisitions and Dispositions	€5,000,000

Hedging and Derivatives:
In an Approved Plan	Full
Not Planned	€5,000,000

Operating Contracts and Supply Agreements	Full

Product Sales Agreements	Full

Consulting Services	Full

1.2	The CEO is authorized to delegate such of his powers and authorities as he sees fit, together with power to authorize subdelegation.

1.3

The CEO shall devote his full time, effort and energies to the business and affairs of the Company and shall not without the prior approval of the Board act as a director of, or consultant or advisor to, any other firm or corporation (other than existing non-executive directorships at the date hereof and personal and familial investment and holding companies or firms), unless the same is affiliated or associated with the Company or unless the Company has a substantial interest therein.

A-3